Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Significant Improvement in Fiscal 2010 Fourth Quarter and Full-Year Results

  Fourth quarter net income of $0.44 per diluted share versus a net loss of $0.05 per share in the 2009 fourth quarter
  Fiscal 2010 net income of $0.01 per diluted share versus a net loss of $0.66 per share in fiscal 2009
  E-commerce sales climb 13.4% for the fourth quarter and 11.0% for the year

ST. LOUIS--(BUSINESS WIRE)--February 17, 2011--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the 2010 fourth quarter and full year.

“We are pleased to report net income for the fourth quarter and the year demonstrating the progress that we made towards our primary goal of increasing shareholder value by profitably growing our sales,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “While our fourth quarter 3.7% decline in comparable store sales was disappointing, for the year, we stabilized our sales trends, increased our average transaction and improved our margins and we believe that our strategies remain on track to move us forward."

"We drove double digit increases in our e-commerce sales in the fourth quarter and the year,” Ms. Clark continued. “We have begun working with an outside consulting firm to review our supply chain, logistics and other expense areas and expect to generate savings in the latter half of fiscal 2011. We are also working with the consultants to identify opportunities for revenue growth. With a strong balance sheet that includes no debt, no borrowings on our credit facility and $59 million in cash at year end, we believe we are well positioned to capitalize on growth opportunities in the year ahead,” concluded Ms. Clark.

Fiscal 2010 fourth-quarter (13 weeks ended January 1, 2011 compared to 13 weeks ended January 2, 2010):

  Total revenues were $125.8 million compared to $123.1 million in the fiscal 2009 fourth quarter, a 2.2% increase. Consolidated net retail sales were $123.2 million, an increase of $2.0 million or 1.7% compared to last year’s fourth quarter. The quarter included a $4.3 million increase in net retail sales due to an adjustment to deferred revenue related to the loyalty program. Excluding the impact of foreign exchange, net retail sales increased 2.7%.
  Net retail sales from European operations totaled $25.5 million in the 2010 fourth quarter, compared to $26.7 million in the 2009 fourth quarter, a decrease of 4.5%. Excluding the impact of foreign exchange, European operations net retail sales decreased 0.9%.
  Consolidated comparable store sales declined 3.7% which included a 2.9% decrease in North America and a 7.0% decrease in Europe.
  Consolidated e-commerce sales rose 13.4%, excluding the impact of foreign exchange, and included strong growth in both North America and the UK resulting from product launches and new online marketing and promotional initiatives.
  Net income was $8.3 million, or $0.44 per diluted share. Net income for the fourth quarter of fiscal 2010 included the following costs; (i) $0.8 million, or $0.04 per diluted share, in costs related to the closure of its operations in France and (ii) $0.5 million, or $0.02 per diluted share, of store asset impairment charges. These costs were more than offset by a $2.6 million, or $0.14 per diluted share, benefit for the positive adjustment to deferred revenue related to the loyalty program. This compares to fiscal 2009 fourth quarter net loss of $0.9 million or $0.05 per share, which included the following non-cash charges; (i) $3.9 million or $0.20 per diluted share in asset impairment costs and (ii) $2.7 million or $0.14 per diluted share in losses associated with the Company’s investment in Ridemakerz, LLC.

Fiscal 2010 full-year (52 weeks ended January 1, 2011 compared to 52 weeks ended January 2, 2010):

  Total revenues were $401.5 million compared to $395.9 million in the fiscal 2009 full year, a 1.4% increase. Fiscal year total revenues included $6.4 million from non-recurring commercial transactions.
  Consolidated net retail sales for fiscal 2010 were $387.2 million, a decrease of $1.4 million compared to $388.6 million in fiscal 2009. This included a $4.3 million increase in net retail sales due to an adjustment to deferred revenue related to the loyalty program. Excluding the impact of foreign exchange, net retail sales increased 0.1%.
  Consolidated comparable store sales declined 2.0% which included a 1.2% decrease in North America and a 5.5% decrease in Europe.
  Net retail sales from European operations totaled $69.5 million in fiscal 2010, compared to $72.5 million in fiscal 2009, a decrease of $3.0 million or 4.1%. Excluding the impact of foreign exchange, European operations net retail sales decreased 2.7%. Pre-tax income from European operations was $6.2 million in fiscal 2010, compared to breakeven pre-tax income in fiscal 2009. Fiscal 2010 results include a net gain of $4.2 million resulting from intercompany transactions and $1.9 million of charges related to store asset impairment and store closings. This compared with $5.1 million of intercompany charges and store asset impairment charges in 2009. Excluding these items, fiscal 2010 pre-tax income totaled $3.9 million, compared with $5.1 million in fiscal 2009.
  Consolidated e-commerce sales rose 11.0%, excluding the impact of foreign exchange, and included strong growth in both North America and the UK resulting from product launches and new online marketing and promotional initiatives.
  Net income for the fiscal year 2010 was $0.1 million, or $0.01 per diluted share, compared to fiscal 2009 net loss of $12.5 million, or $0.66 per share. Net income for the fiscal 2010 year included the following costs; (i) $1.6 million, or $0.08 per diluted share, in costs related to the closure of its operations in France and (ii) $0.5 million, or $0.02 per diluted share, in store asset impairment charges. These costs were more than offset by a $2.6 million, or $0.14 per diluted share, benefit for the positive adjustment to deferred revenue related to the loyalty program.
  Net loss for the fiscal year 2009 included the following costs; (i) a $5.9 million, or $0.31 per diluted share non-cash charge associated with the Company’s investment in Ridemakerz, LLC; (ii) $4.1 million or $0.22 per diluted share non-cash charge related to store asset impairment; and (iii) $0.6 million, or $0.03 per diluted share charge related to the Friends 2B Made concept closure.

At year end the Company operated 344 company-owned stores – 290 in North America and 54 in Europe, as compared to 291 in North America and 54 in Europe at the end of fiscal 2009. Additionally, during the fourth quarter of fiscal 2010, the Company opened 11 pop-up locations in North America.

Balance Sheet

The Company ended the year with a strong balance sheet and no borrowings under its revolving credit facility. As of January 1, 2011, cash and cash equivalents totaled $58.8 million, over 35% of which was domiciled outside the U.S. Also, year-end fiscal 2010 inventory was $46.5 million, representing a 4.8% increase on a per square foot basis, as compared to year-end fiscal 2009.

The Company expects capital expenditures of approximately $15 to $20 million in 2011, compared to capital spending of $15 million in 2010 and depreciation and amortization of approximately $26 million, compared to $27 million in 2010. International franchisees are expected to open approximately five to ten stores, net of closures, including the Company’s first store in Brazil.

During fiscal 2010, the Company repurchased approximately 1.1 million shares of its common stock at a total cost of $7.3 million. At year end, the Company had $23.7 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EST today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EST today until midnight EST on March 3, 2011. The telephone replay is available by calling (617) 801-6888. The access code is 44402501.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at buildabearville.com®. The company was named to the 2009 and 2010 FORTUNE 100 Best Companies to Work For® lists. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $387.2 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 2, 2010, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may be unable to effectively manage the operations and growth of our company-owned stores; we may be unable to effectively manage our international franchises or laws relating to those franchises may change;; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; and we may be unable to recover amounts due to us from our affiliate, Ridemakerz LLC. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks Ended		13 Weeks Ended
	January 1,	% of Total	January 2,	% of Total
	2011	Revenues(1)	2010	Revenues(1)
Revenues:
Net retail sales	$123,200	97.9	$121,198	98.5
Commercial revenue(2)	1,658	1.3	665	0.5
Franchise fees	931	0.7	1,200	1.0
Total revenues	125,789	100.0	123,063	100.0
Costs and expenses:
Cost of merchandise sold	67,405	54.0	73,490	60.3
Selling, general and administrative	48,863	38.8	48,009	39.0
Store preopening	365	0.3	—	—
Store closing	—	—	—	—
Losses from investment in affiliate	—	—	4,490	3.6
Interest expense (income), net	(59)	(0.0)	(51)	(0.0)
Total costs and expenses	116,574	92.7	125,938	102.3
Income (loss) before income taxes	9,215	7.3	(2,875)	(2.3)
Income tax expense (benefit)	935	0.7	(1,959)	(1.6)
Net income (loss)	$8,280	6.6	$(916)	(0.7)

Earnings (loss) per common share:
Basic	$0.46		$(0.05)
Diluted	$0.44		$(0.05)
Shares used in computing common per share amounts:
Basic	18,138,037		18,965,447
Diluted	18,701,682		18,965,447
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

(2)	Commercial revenue, previously referred to as licensing revenue, includes the Company's transactions with other business partners, mainly through licensing, entertainment and wholesale activities. Historically, licensing revenue included immaterial amounts of wholesale revenue.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks Ended		52 Weeks Ended
	January 1,	% of Total	January 2,	% of Total
	2011	Revenues(1)	2010	Revenues(1)
Revenues:
Net retail sales	$387,163	96.4	$388,552	98.1
Commercial revenue(2)	11,246	2.8	4,001	1.0
Franchise fees	3,043	0.8	3,353	0.8
Total revenues	401,452	100.0	395,906	100.0
Costs and expenses:
Cost of merchandise sold	239,556	60.1	247,511	63.1
Selling, general and administrative	163,910	40.8	161,692	40.8
Store preopening	708	0.2	90	0.0
Store closing	—	—	981	0.2
Losses from investment in affiliate	—	—	9,615	2.4
Interest expense (income), net	(250)	(0.1)	(143)	(0.0)
Total costs and expenses	403,924	100.6	419,746	106.0
Income (loss) before income taxes	(2,472)	(0.6)	(23,840)	(6.0)
Income tax expense (benefit)	(2,576)	(0.6)	(11,367)	(2.9)
Net income (loss)	$104	(0.0)	$(12,473)	(3.2)

Earnings (loss) per common share:
Basic	$0.01		$(0.66)
Diluted	$0.01		$(0.66)
Shares used in computing common per share amounts:
Basic	18,601,465		18,874,352
Diluted	19,056,176		18,874,352
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

(2)	Commercial revenue, previously referred to as licensing revenue, includes the Company's transactions with other business partners, mainly through licensing, entertainment and wholesale activities. Historically, licensing revenue included immaterial amounts of wholesale revenue.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 1,	January 2,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$58,755	$60,399
Inventories	46,475	44,384
Receivables	7,923	5,337
Prepaid expenses and other current assets	18,614	19,329
Deferred tax assets	7,834	6,306
Total current assets	139,601	135,755

Property and equipment, net	88,029	101,044
Goodwill	32,407	33,780
Other intangible assets, net	1,444	3,601
Investment in affiliate	-	-
Other assets, net	13,999	10,093
Total Assets	$275,480	$284,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,269	$32,822
Accrued expenses	15,228	11,185
Gift cards and customer deposits	28,880	29,301
Deferred revenue	6,679	8,582
Total current liabilities	87,056	81,890

Deferred franchise revenue	1,706	2,027
Deferred rent	28,642	34,760
Other liabilities	361	816

Stockholders' equity:
Common stock, par value $0.01 per share	196	204
Additional paid-in capital	76,582	80,122
Accumulated other comprehensive loss	(9,959)	(6,336)
Retained earnings	90,896	90,790
Total stockholders' equity	157,715	164,780
Total Liabilities and Stockholders' Equity	$275,480	$284,273

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Other financial data:
Retail gross margin ($) (1)	$56,331	$47,881	$155,128	$142,572
Retail gross margin (%) (1)	45.7%	39.5%	40.1%	36.7%
Capital expenditures, net (2)	$4,441	$1,497	$14,649	$8,148
Depreciation and amortization	$6,638	$7,373	$26,976	$28,487
Sales over the Internet	$5,611	$4,985	$12,120	$10,950

Store data (3):
Number of company-owned stores at end of period
North America			290	291
Europe			54	54
Total stores			344	345

Number of franchised stores at end of period			63	65

Company-owned store square footage at end of period
North America			841,600	846,373
Europe (4)			77,870	77,520
Total square footage			919,470	923,893

Net retail sales per gross square foot - North America (5)
Store Age > 5 years (194 stores in 2010, 164 stores in 2009)			$371	$372
Store Age 3-5 years (71 stores in 2010, 62 stores in 2009)			$323	$341
Store Age <3 years (21 stores in 2010, 59 stores in 2009)			$319	$333
Stores open for the entire period			$357	$358

Comparable store sales change - North America (%) (6)
Store Age > 5 years (194 stores in 2010, 164 stores in 2009)			(0.4)%	(15.1)%
Store Age 3-5 years (71 stores in 2010, 62 stores in 2009)			(3.3)%	(17.7)%
Store Age <3 years (21 stores in 2010, 59 stores in 2009)			(3.8)%	(22.2)%
Total comparable store sales change	(2.9)%	(13.3)%	(1.2)%	(16.7)%

Comparable store sales change - Europe (%) (6)	(7.0)%	4.5%	(5.5)%	5.0%

Comparable store sales change - Consolidated (%) (6)	(3.7)%	(9.9)%	(2.0)%	(13.4)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and pop-up, seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.
(6)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293